Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE3
Payment Date	02/25/2002

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	284,375,660.20	47,327,836.63
Beginning PFA	0.00	0.00
Ending Pool Balance	266,462,956.99	46,016,965.04
Ending PFA Balance	-	-
Principal Collections	17,678,127.58	1,040,039.09
Principal Draws	-	-
Net Principal Collections	17,678,127.58	1,040,039.09
Active Loan Count	8,732	300

Interest Collections	2,498,549.97	372,480.51

Weighted Average Loan Rate	11.18000%	10.57000%
Weighted Average Net Loan Rate Both Groups	10.5902%
Substitution Adjustment Amount	0.00	0.00
	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	11,069,867.20	0.00	0.0000000	11,069,867.20	17,920.89	0.00	0	1.880%
Class A-2	69,781,000.00	62,695,413.53	0.8984597	7,085,586.47	416,941.48	0.00	0.1043	7.170%
Class A-3	62,885,000.00	62,885,000.00	1.0000000	0.00	385,694.67	0.00	0.1046	7.360%
Class A-4	22,574,000.00	22,574,000.00	1.0000000	0.00	145,226.07	0.00	0.0376	7.720%
Class A-5	52,454,000.00	52,454,000.00	1.0000000	0.00	317,346.70	0.00	0.0873	7.260%
Class A-6	4,569,488.63	3,501,367.50	0.1006748	1,068,121.13	7,436.84	0.00	0.0058	1.890%
Class A-7	16,444,000.00	16,444,000.00	1.0000000	0.00	99,623.23	0.00	0.0274	7.270%
Class A-8	17,704,000.00	17,704,000.00	1.0000000	0.00	115,076.00	0.00	0.0295	7.800%
Class M1	30,351,000.00	30,351,000.00	1.0000000	0.00	209,674.83	0.00	0.0505	8.290%
Class M2	16,527,000.00	16,527,000.00	1.0000000	0.00	121,611.18	0.00	0.0275	8.830%
Class B	12,320,000.00	12,320,000.00	1.0000000	0.00	92,400.00	0.00	0.0205	9.000%

Certificates	-	-	-	-	436,670.46	-	-	-

Beginning Overcollateralization Amount	15,024,141.00
Overcollateralization Amount Increase (Decrease)	(0.00)
Outstanding Overcollateralization Amount	15,024,141.00
Overcollateralization Target Amount	15,024,141.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	4,346,319.28		106	1.63%
Delinquent Loans (60 Days)*	2,184,458.57		53	0.82%
Delinquent Loans (90+ Days)*	2,164,402.38		66	0.81%
REO	0.00		0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy

	Liquidation To-Date
Beginning Loss Amount	2,865,655.35
Current Month Loss Amount	505,408.13
Current Month Prinicpal Recovery	14,508.72
Net Ending Loss Amount	3,356,554.76	0.01

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending CIA Balance to Seller	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Ending PFA Balance to Noteholders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Current Month Repurchases Units	0
Cuurent Month Repurchases ($)	-